EXHIBIT 99.2


Presentation
Operator: Good day. And welcome, everyone, to the Smith & Wollensky Restaurant Group Second Quarter 2004 Earnings conference call.

I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

I will now turn the call over to Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group. Mr. Stillman, please go ahead.

Alan Stillman: Thank you. And good afternoon, everybody. Thank you for joining us this afternoon. Here with me is Alan Mandel, our Chief Financial Officer, who will give you the numbers point, by point, by point. I'll give you a few opening comments. And then we'll be more than happy to answer any questions that you may have.

As an overall comment, I'd like to say that we are continuing to witness positive sales momentum, and while this certainly is continuing to be encouraging we are far from satisfied as to the bottom line.

Net income for the second quarter, as we announced at the close of business today, did increase about 9 percent from our earnings a year ago, and we had extremely strong consolidated sales increases for the first six months, and in fact, this quarter increased 15.1 percent to $30 million.

Comparable consolidated sales increased 9.3 percent which, as many of you know in the restaurant business, continues to be extremely outstanding. And this marks our ninth consecutive quarter of increases in this area.

Our earnings were $263,000 or 3 cents a share, compared to $240,000 or 3 cents a share in the second quarter of 2003.

We will get into the numbers in further detail, but I will tell you that on a continuing basis for the entire year of 2004 we have had continued high cost of beef, that has gone up approximately 30 percent. And although we have taken pricing action to offset the increased costs, the cost of beef has remained high enough to result in higher than normal food cost percentages over the first quarter and the second quarter.


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Over the 27 years that I've been in this business, our average food sales are usually in the 29 to 30 percent level, and this quarter they are approximately 2 to 3 points above that, and Alan Mandel will give you the exact figure. So you have to understand that we have taken increases in coffee, tea, milk, ice cream, sodas, root beer floats, wine, even in beef. But there is no way that we can, in fact catch up to the costs of our prime beef.

We don't know and have no idea, and have not been able to discern where the price of this prime beef will be over the next six months to a year. And we have also found it impossible to find anybody that will lock down a given price for as short a period of time as one quarter.

So, to put this in a dollar perspective, the cost of prime cuts for comparable Smith & Wollensky , units last year to this year would have cost us approximately $370,000 more in the second quarter, and on a yearly basis $900,000 more compared to 2003. As you know, although I can't tell you whether the prices are going up or down, there aren't any restaurants that I've ever heard of who have ever lowered their prices. And we have no intention of lowering our prices. So if we get the good luck to have prime beef prices lower we should get back to where we were, which is approximately 29 to 30 percent in the cost of food.

As we've said in the past, we are not planning on opening any new units in 2005, and we do plan to resume new restaurant growth in 2006. Rather than expending capital and management and all of our efforts and energy on new restaurants, we are focusing our strength and our energy on our current properties, especially in New York City, and around the country, and consolidating all of our efforts for the balance of this year and 2005 in order to ensure that those particular units max out.

For the second quarter, sales in our three owned New York restaurants were up by
2.4 percent from 2003, and that is a very nice increase for us because we were in a negative fashion because of the terrorist attack in 2001, during the year 2002. We have seen additional publicity generated, and are anticipating much better results for both Park Avenue Cafe and Manhattan Ocean Club, both of which we have completely redesigned, and we are in a redesign phase at our other New York restaurant that we own, Cite. We have changed menus, and decor, and we required architects in order to make everything work in those three restaurants over the next year, better than they are currently doing.

By focusing our efforts in those, we hope that we will get better profits than we would get by opening up new units. For instance, 1998 through 2002 the average earnings from these operations was more than $2.2 million a year higher than our 2003 results. So you can see the potential, and this has become a priority for us along with bringing the newest Smith & Wollensky locations up to levels of the mature locations so that they will bring to the bottom line what we believe they should.

We are still a Company with two different stories, as I just said. Our comparable owned Smith & Wollensky unit sales, which we are obviously going to continue, were up 10.8 percent in the second quarter compared to 2003. You should know that we believe that


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the New York owned restaurants' lower growth rate is attributed to their age and the continuing terrorist alerts in New York City. So if we succeed in moving the New York owned restaurants closer to where we were four years ago the earnings leverage is obviously significant, compared to the extremely low cost for doing the three restaurants over again.

We are highlighting our newest restaurant for the second half of 2004, as we have opened successfully Houston in the first half, Boston will open up approximately the middle of September, and we project that this will be an extraordinarily great restaurant for us. It is our first restaurant in New England, and from our knowledge and research over the last 25 years there's a great concentration of target customers who are familiar with our brand from being in New York City and from being at the Smith & Wollensky property.

We have a unique property in a landmark castle near the Boston Common that has a capacity of approximately 425 to 450 seats. We will know exactly how many when we get to open it because working in a castle has indeed been an unusual experience, to say the least. We're moving ahead pretty well on schedule, though, and we do have to feel right now, only a month ahead of time, that somewhere between September 15th and the end of September we will open this restaurant.

We have one other asset that we've spoken about before that is extremely unusual, and that's the expansion of our retail program of selling steak sauces of four different kinds of steak sauces to 4,000 locations around the country. I should tell you that based upon the performance of the profit of the bottom line now there have been no significant profits to date from this business.

But I will tell you that we have now started to sell four different types of salad dressings, and salad dressings are probably at our estimation and the estimation of the people that we're dealing with, 8 to 10 times bigger sales than steak sauces. And we are now in the Publix supermarkets in the Miami area we're in Stop `n Shop, or will be in Stop `n Shop. And we are also in Albertson's and Ralph's. And somewhere around the first of the year we will have four salad dressings and four different steak sauces in approximately 4,000 stores around the country, and we will eventually start to generate a bottom line from that part of the business.

Now just to look out a little further into the future and review what we think will be our operating strategy for 2005 and 2006. We are not actively seeking a new location to lease, and we are staying with the plan of getting Boston open, getting New York back into the shape that it was, and focusing on both Dallas and Houston, our two newest restaurants, to get the bottom lines there to max out.

We believe, and the Board believes, that our shareholders are best served by focusing those efforts on those three new restaurants, Dallas, Houston, and Boston, and certainly trying to get New York City back to where it was. Once we have established that higher and more consistent level of profitability we will be in a much stronger position to pick-up the pace again in 2006 when we will resume new restaurant openings.


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Now I'd like to turn the call over to our CFO, Alan Mandel, who will review the financial highlights in greater detail.

Alan Mandel: Thank you, Alan.

Our total consolidated restaurant sales for the second quarter of 2004 were $30 million, which is a 15.1 percent increase from the corresponding period a year ago. Our comparable consolidated restaurant sales for the quarter were up by 9.3 percent. Just to reiterate the information we gave you in the previous quarter, comparable consolidated restaurant sales now include a managed unit as a result of our adoption of FIN 46.

This, as Alan pointed out, represents the ninth consecutive quarter in which we've had consolidated comparable unit sales increases. Net income for the second quarter of 2004 was $263,000, or 3 cents per share. And that compares with net income of $240,000, or 3 cents per basic share or 2 cents per diluted share in the comparable quarter of 2003.

I would repeat Alan's comment, that we're pleased with the continued sales growth. However, we are disappointed that the continuing high cost of beef has had such an impact on us. We have increased selling prices on selected items in all groups, not just food, as Alan pointed out. And we've done that several times since the beginning of the rise in product costs in approximately the spring of 2003.

In fact, I would tell you that for the second quarter that just ended we achieved a gross profit per cover which was approximately $1.77 higher than the gross profit per cover in the second quarter of 2003 in our consolidated comparable units. Nevertheless, we still experienced a 91 basis point deterioration in food costs, and Alan mentioned several statistics on food costs, I would tell you that in our comparable consolidated units for the second quarter our food cost was 32.2 percent of food sales. This is, in fact, as I said, a 91 basis point deterioration compared to the second quarter of 2003 in those same consolidated comparable units.

Our expectation had been that by now we would have seen some moderation in the cost of prime product, and that has not happened. And, again, I refer back to Alan's comments, that we are unlikely to lower our selling prices if and when costs do moderate. And we believe that creates an opportunity for future gross profit benefit.

Looking at payroll for the second quarter of 2004, we experienced a 31 basis point deterioration in the total of salaries and related costs at our consolidated comparable units, compared to the second quarter of 2003. The primary causes of the deterioration were increases in the cost of benefits, principally health insurance, and also increases in payments that we were obliged to make to State unemployment funds in several of the States where we have large units. Because of the increase in the unemployment rate in various parts of the country, we as well as many other employers in those States experienced a higher tax rate on the applicable salaries.


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Turning to restaurant operating expenses, our costs improved in the quarter for the consolidated comparable units by 32 basis points compared to the second quarter of 2003. Improvements here came mainly in utility costs which benefited primarily from the leveraging affect of higher sales, and in repairs and maintenance. And those two categories were the principal improved categories, and more than offset additional costs for operating supplies which was primarily for service ware that we rolled out in support of new menu items that we first tested in Houston, and now we're using in our other restaurants.

Occupancy and related costs improved in the second quarter by 55 basis points, compared to the second quarter of 2003. And as I've explained on previous calls, this is primarily reflecting the renegotiation of our lease on our Las Vegas restaurant, which is now treated as a capital lease, so we have a reduction in rent and deferred rent expense on our Las Vegas restaurant. This is partly offset by an increase in real estate taxes on our New York owned restaurants.

Consolidated comparable unit marketing and promotional expenses for the quarter increased by 61 basis points. This was primarily the result of increasing concentration on promoting our owned New York units. As is often the case with marketing and promotion, the benefits of these efforts will typically follow the investment of the funds. However, we are seeing modest signs of the affect of our efforts as the second quarter of this year marked the fourth consecutive quarter of sales increases for the three owned New York restaurants.

Continuing on in the P&L, our general and administrative expenses declined marginally in the second quarter by $22,000, compared to the second quarter of 2003. However, repeating a theme we've discussed often in the past on these calls, as we see the continuing leveraging affect of sales volume on G&A, this quarter G&A represented 7.9 percent of our consolidated sales compared to 9.2 percent in the second quarter of 2003. Other elements of our P&L, royalty expense for the quarter is up by $63,000, varying as it always does in direct proportion to the increase in sales in our Smith & Wollensky units.

The Company has increased our borrowing of funds which has resulted in an increase in interest expense and impacts our earnings. For the quarter net interest expense is $100,000 higher than in the second quarter of 2003. The additional borrowing, in combination with the treatment of the Las Vegas property as a capital lease, as I mentioned just a moment ago, which resulted in a portion of those expenses on Las Vegas being categorized as interest instead of rent, caused this variance.

While we remain pleased at the strong revenue performance, especially in the Smith & Wollensky locations outside of New York, we are disappointed in the bottom line results for the quarter.

Now I'll look briefly at the six months ended June 28, 2004. For the six months total consolidated restaurant sales were $60.7 million, and this represents a
17.9 percent


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increase from the first six months of 2003. For the consolidated comparable restaurants the increase was 9.4 percent. Similarly to the discussion I just went through on the second quarter, our gross profit per cover is better for the first six months in consolidated comparable restaurants, in this case by $1.53 compared to the first six months of 2003. This is in spite of the increase in food costs for consolidated comparable restaurants, again, of 205 basis points for the six month period. So you can see, we're narrowing the gap as we go through the year.

Total salaries and related costs for the first six months were 28 basis points higher in our comparable consolidated restaurants with benefits and payroll taxes, again, responsible for all of the increase. Marketing and promotional expenses for the six months period were higher by 20 basis points.

To sum up a little bit, income from owned and managed restaurants increased for the first six months compared to 2003 by $604,000. Since a portion of this improvement now includes the managed unit that we consolidate, you can see on our P&L the portion of that that belongs to the ownership of that managed unit, and not to us.

Continuing with the remainder of the six month results, royalty expense was higher than 2003 by $154,000, and net interest expense is higher for the first six months by $345,000. All of this results in income for the first six months of $193,000, compared to $323,000 for the first six months of 2003.

Looking ahead beyond the Boston opening, as Alan said, our efforts will be concentrated on maximizing our operating results from our existing restaurants before we resume restaurant openings in 2006.

And with that, we'd like to open it up, and we'll take questions from anybody who has them. Operator.



+++ q-and-a
Operator: [Caller instructions.]

Our first question comes from Dennis Forst.

Dennis Forst: Yeah, good afternoon, guys.

Alan Stillman: Hi, Dennis.

Dennis Forst: Hi. I wanted to get a clarification on the comp store numbers. I think Alan said New York second quarter comp is up 2.4 percent?

Alan Mandel: That's correct.


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Dennis Forst: Those are the three owned properties?

Alan Mandel: Right. That's just the three owned properties: Manhattan Ocean Club, and Park Avenue Cafe and Cite.

Dennis Forst: And then the Smith & Wollensky's were up 10.8 percent in the quarter?

Alan Mandel: That's correct, Dennis.

Dennis Forst: Are just the owned ones?

Alan Mandel: That's just the owned, that does not include New York, and it also because they were not yet comparable does not include Houston or Dallas.

Dennis Forst: And then the 9.3 number you said consolidated did include a managed unit?

Alan Mandel: That does include the managed unit which is, I think you know, is Maloney & Porcelli in New York.

Dennis Forst: Yeah, okay. But that is not included in New York, and so we have three numbers that are not - we can't reconcile the three together because Maloney & Porcelli is nothing but the consolidated, and the other two don't work out to be...

Alan Mandel: Well, actually, if we throw them all together we can give you total consolidated - well, we gave you total consolidated, so that includes all three categories. I'm not sure what else it is that you're asking?

Dennis Forst: Okay. Just if...

Alan Stillman: That includes all of the stores we own...

Dennis Forst: Plus Maloney & Porcelli?

Alan Mandel: Plus Maloney & Porcelli.

Dennis Forst: But the two segments, the New York and the Smith & Wollensky...

Alan Mandel: Together.

Dennis Forst: Together don't add up to the 9.3.

Alan Mandel: They would add up - in fact, they would add up to 8.9 percent.

Dennis Forst: Okay.


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Alan Mandel: 8.8 percent, excuse me.

Dennis Forst: Sorry?

Alan Mandel: 8.8 percent. And so you're slightly better at Maloney & Porcelli by...

Dennis Forst: Yeah, then the 9.3. So Maloney & Porcelli had a very good quarter?

Alan Mandel: They, in fact, did. You're correct.

Dennis Forst: Got you. Okay. Very good.

Alan Mandel: I hope that helps.

Dennis Forst: It does.

Alan Mandel: Thanks, Dennis.

Operator: Gentlemen, there appear to be no other questions in the queue at this time.

Alan Stillman: Thank you very much. We appreciate that you're taking off the few minutes to be with us this afternoon. And if any of you are heading for Boston after September 20th please feel free to call us for a reservation, we'd love to have you come up and see us. Thank you very much. Have a good evening.

Operator: Thank you. This does conclude today's teleconference. Please disconnect your lines at this time. And have a great day.